As filed with the Securities and Exchange Commission on May 1, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3606741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202, Winter Haven, Florida	33880
(Address of Principal Executive Offices)	(Zip Code)

Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan, as amended

Gateway Financial Holdings of Florida, Inc. Directors’ Stock Option Plan, as amended

(Full title of the plan)

Jennifer Idell

Executive Vice President and Chief Financial Officer

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

(Name and address of agent for service)

(863) 293-4710

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,150,517 shares	$25.82	$29,706,349	$3,443

(1)

Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to the anti-dilution provisions of the stock option plan for stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale price of the Common Stock on April 27, 2017.

EXPLANATORY NOTE

CenterState Banks, Inc. (“CenterState” or “Registrant”), hereby registers 1,150,517 shares of its common stock, par value $.01 per share (“CenterState Common Stock”), and also hereby registers an indeterminate number of shares of CenterState Common Stock which may be required to be issued or may be issued pursuant to anti-dilution provisions of the Gateway Financial Holdings of Florida, Inc. (“Gateway”) Officers’ and Employees’ Stock Option Plan, as amended, and the Gateway Directors’ Stock Option Plan, as amended (collectively, the “Gateway Plans”), pursuant to provisions in an Agreement and Plan of Merger, dated as of November 30, 2016, by and between Gateway and CenterState, under which Gateway merged into CenterState, effective May 1, 2017. Following the closing of the merger transaction, no further grants will be made pursuant to the Gateway Plans and CenterState Common Stock is substituted for the common stock of Gateway under the Gateway Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting CenterState Banks, Inc. 1101 First Street South, Winter Haven, Florida 33880; telephone (863) 293-4710; Attention: Corporate Secretary.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by CenterState with the Commission (File No. 000-32017) are incorporated herein by reference:

1.	CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed March 2, 2017 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	CenterState’s Current Reports on Form 8-K, dated April 3, 2017, April 10, 2017 and May 1, 2017.

3.

The description of CenterState Common Stock contained in the Registration Statement on Form 8-A, dated November 27, 2000, including any amendments or reports filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by CenterState pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of CenterState Common Stock offered hereby have been sold or which deregisters all the shares of CenterState Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of CenterState Common Stock offered under the Registration is being passed upon for CenterState by Smith Mackinnon, PA. A member of the firm owns 18,364 shares of CenterState Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 7.	Exemption from Registration Claim.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation (Incorporated by reference Exhibit 3.1 to the Company’s Form S-4 Registration Statement (File No. 333-95087), dated January 20, 2000 (the “Registration Statement”).

4.2	Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, dated April 25, 2006).

4.3	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, dated December 16, 2009).

4.4	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K, dated March 4, 2010).

4.5	Articles of Amendment to the Articles of Incorporation authorizing Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, dated November 24, 2008).

4.6	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 100,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, dated December 16, 2009).

4.7	Amended and Restated Bylaws of CenterState Banks, Inc. (Incorporated by reference to Exhibit 3.7 to the Company’s Form 10-K, dated March 2, 2017).

4.8	Common Stock Certificate of CenterState Banks, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement).

5.1*	Opinion of Smith Mackinnon, PA, as to the validity of the shares being issued.

10.1*	Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan and Amendments No. 1 through 4 thereto.

10.2*	Gateway Financial Holdings of Florida, Inc. Directors’ Stock Option Plan and Amendments No. 1 through 6 thereto.

23.1*	Consent of Crowe Horwath LLP.

23.2*	Consent of Smith Mackinnon P.A. (included in Exhibit 5).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Haven, State of Florida, on the 1st day of May, 2017.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

Each of the undersigned hereby constitutes and appoints John C. Corbett and Jennifer Idell, and each of them as attorneys for him and in his name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or causes to be done, by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the 1st day of May, 2017.

Signature	Title

/s/ Ernest S. Pinner Ernest S. Pinner	Executive Chairman of the Board

/s/ John C. Corbett John C. Corbett	Director and President and Chief Executive Officer (Principal Executive Officer)

/s/ Jennifer Idell Jennifer Idell	Executive Vice President and Chief Financial Officer (Principal financial officer and principal accounting Officer)

/s/ James H. Bingham James H. Bingham	Director

/s/ G. Robert Blanchard, Jr. G. Robert Blanchard, Jr.	Director

/s/ C. Dennis Carlton C. Dennis Carlton	Director

/s/ Michael F. CiFerri Michael F. CiFerri	Director

/s/ Griffin A. Greene Griffin A. Greene	Director

/s/ Charles W. McPherson Charles W. McPherson	Director

/s/ George Tierso Nunez, II George Tierso Nunez, II	Director

/s/ Thomas E. Oakley Thomas E. Oakley	Director

/s/ William Knox Pou, Jr. William Knox Pou, Jr.	Director

/s/ Daniel R. Richey Daniel R. Richey	Director

/s/ Joshua A. Snively Joshua A. Snively	Director

EXHIBIT INDEX

Exhibit No.		Description

5.1	-	Opinion and consent of Smith Mackinnon, PA, as to the validity of the shares being issued.

10.1	-	Gateway Financial Holdings of Florida, Inc. Officers’ and Employees’ Stock Option Plan and Amendments No. 1 through 4 thereto.

10.2	-	Gateway Financial Holdings of Florida, Inc. Directors’ Stock Option Plan and Amendments No. 1 through 6 thereto.

23.1	-	Consent of Crowe Horwath LLP.